Exhibit 99.2

February 13, 2012

BG Medicine, Inc. Appoints Brian S. Posner to Its Board of Directors

WALTHAM, Mass., Feb. 13, 2012 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a company focused on the development and commercialization of novel, biomarker-based diagnostics, announced the appointment of Brian S. Posner to its Board of Directors. Mr. Posner has been a private investor since 2008 and is President of Point Rider Group LLC, a consulting and advisory services firm. From 2005 until March 2008, he served as Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company and a wholly owned subsidiary of Legg Mason Inc.

“We are delighted that Brian has joined BG Medicine’s Board,” said Stephane Bancel, Executive Chairman of the company’s Board of Directors, “With his Wall Street experience, in-depth strategy and capital allocation perspectives and corporate governance background, Brian will be a great addition to our Board as we continue to build a successful commercial organization by making Galectin-3 and CardioSCORE standard-of-care diagnostic tools.”

“I am excited to be joining the BG Medicine Board at this critical inflection point in its history and I am proud to have the opportunity to work alongside the company’s directors and management to help drive the company toward long-term success for all stakeholders.”

Mr. Posner, 50, served as Portfolio Manager and an Analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-Chief Investment Officer and Director of Research. In 2000, he co-founded Hygrove Partners, LLC, a hedge fund, and served as the Managing Partner until joining ClearBridge in 2005.

Mr. Posner holds an undergraduate degree in history from Northwestern University and an M.B.A. in finance from the University of Chicago Graduate School of Business. Mr. Posner currently serves as Director of Biogen Idec, Arch Capital Group, and the AQR Funds.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a life sciences company focused on the discovery, development and commercialization of novel, biomarker-based cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3TM test for use in patients with heart failure, is available in the United States and Europe. BG Medicine has also developed CardioSCORE, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8765

CONTACT: Michael W. Rogers

EVP & Chief Financial Officer

(781) 890-1199

Source: BG Medicine Inc.

News Provided by Acquire Media